Exhibit 99.1

Contact:	Jim Davidson	Tony Pordon
	Executive VP — Finance	Senior Vice President
	201-325-3303	248-648-2540
	jdavidson@unitedauto.com	tpordon@unitedauto.com
UNITEDAUTO COMPLETES $375 MILLION CONVERTIBLE SENIOR SUBORDINATED NOTES
OFFERING; INITIAL PURCHASERS EXERCISE $50 MILLION OVER-ALLOTMENT OPTION
BLOOMFIELD HILLS, MI, February 1, 2006 — United Auto Group, Inc. (NYSE: UAG) today announced that it has completed the issuance of $375 million aggregate principle amount of fixed rate convertible senior subordinated notes due 2026 (the “Convertible Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A. The issuance was increased to $375 million, from the previously announced $325 million as the initial purchasers exercised their $50 million over-allotment option simultaneously with the closing. The Convertible Notes bear interest at a fixed rate of 3.50% and will be convertible into shares of UnitedAuto common stock, all or a portion of which will be settled in cash. The Convertible Notes may be redeemable by the Company on or after April 6, 2011. Holders of the Convertible Notes may require UnitedAuto to repurchase their Notes on April 1, 2011, or on each five-year anniversary of April 1, 2011, through April 1, 2021, or upon the occurrence of certain circumstances.
UnitedAuto used the net proceeds from the offering to simultaneously repurchase 500,000 shares of its common stock at an average price of $37.91 per share and repaid amounts currently outstanding under the Company’s revolving credit agreement in the United States. Amounts repaid under the revolving credit agreement will be available for future borrowings.
UnitedAuto Chairman Roger Penske said, “This transaction provides UAG with long-term capital at an attractive rate, reduces the weighted average interest rate on our outstanding long-term debt and reduces our exposure to changes in interest rates. The increased availability under our credit agreement also significantly improves our financial flexibility, and we remain committed to growing our business through organic growth and targeted acquisitions in the United Sates and our existing international markets.”
The Convertible Notes and any common stock issuable upon their conversion have not been registered under the Securities Act of 1933, as amended. This press release is not an offer to sell or the solicitation of an offer to buy and shall not constitute an offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale is unlawful.
Statements in this press release involve forward-looking statements, including forward-looking statements pertaining to the Convertible Notes offering described above. The completion of such transaction may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending, economic conditions and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2004, and its other filings with the Securities and Exchange Commission, and which is incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.